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                                                                   EXHIBIT 10.12

                                SUPPLY AGREEMENT

                      Concluded on the date set forth below

                                 by and between

                        VOESTALPINE TUBULARS Gmbh & Co KG

                         an Austrian limited partnership

                                       and

                               GRANT PRIDECO, INC.

                             A Delaware corporation

                         to be effective August 1, 2003

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                                    PREAMBLE

         WHEREAS, VoestAlpine Tubulars GmbH & Co KG (formerly known as VOEST-ALPINE STAHHLROHR KINDBERG GmbH & Co KG) is a limited partnership duly organized, validly existing and in good standing under the laws of Austria, with its principal place of business in Kindberg and business address at Alpine StraBe 17, A-8652 Kindberg, Austria, registered in the commercial register of the Higher Court of Leoben under the registration number 165400 k (hereinafter referred to as "Seller"), which has been involved for many years in the manufacture of casings and tubings; and

         WHEREAS, Grant Prideco, Inc. is a company duly organized, validly existing and in good standing under the laws of Delaware, with its principal place of business in Houston, Texas and business address at 1330 Post Oak Boulevard Suite 2700, Houston, Texas 77056 (hereinafter referred to as "Purchaser"), which has been involved in the field of manufacturing of drill pipe and the processing of casings and tubings; and

         WHEREAS, Purchaser and Seller entered a Supply Agreement dated July 23, 1999 that will expire July 31, 2003 (the "Original Supply Agreement"); and

         WHEREAS, Purchaser and Seller want to avoid any disruption in the supply of Materials under the Original Supply Agreement and therefore desire to enter this agreement on this ______ day of __________, 2003 to be effective on August 1, 2003 (the "Effective Date")

         WHEREAS, Purchaser wishes to purchase and Seller wishes to supply certain pipes as defined below;

         WHEREAS, Purchaser is an affiliate of Seller and Purchaser and Seller desire, to avoid repetitive negotiations, and to set forth the terms under which affiliated purchases will be made, Purchaser and Seller (hereinafter referred to as the "Parties" and each a "Party") wish to enter into this exclusive supply agreement (hereinafter referred to as "Supply Agreement") on a long-term basis establishing the terms and conditions of the purchase which will be applicable to these transactions.

         NOW THEREFORE, it is agreed as follows:

1.       SALE AND PURCHASE

1.1 Seller herewith grants to Purchaser the right to purchase on a worldwide basis green pipes (hereinafter referred to as "Green Pipes") intended for the further processing into drill pipe and other Oil Country Tubular Goods (hereinafter referred to a "OCTG"). The sale of Green Pipes by or on behalf of Seller to other persons requires the prior written consent of Purchaser. If Seller sells Green Pipes to third persons without the prior written consent of Purchaser, any such sale shall be credited against Purchaser's Annual Minimum Purchase Obligation pursuant to Section 2.1.

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         For the purposes of this Supply Agreement, Green Pipes shall mean pipes used to manufacture drill pipe, tubing and casing, provided that plain end casing and tubing already produced to grade and requiring only end finishing to be converted to finished OCTG are expressly excluded from the term "Green Pipes" used in this Supply Agreement.

1.2 Seller grants to Purchaser the right, but Purchaser shall not be obligated, to purchase API couplings on an exclusive basis in North, Central and South America (Green Pipes and API couplings are hereinafter collectively referred to as the "Material").

1.3 Seller and Purchaser agree that Purchaser shall have the sole right to sell drill pipe and drill pipe hollows in the world. The Seller shall not, directly or indirectly, sell any drill pipe or drill pipe hollows without the written consent of the Purchaser.

2.       ANNUAL MINIMUM PURCHASE OBLIGATION

2.1 Subject to the provisions of Section 13, Purchaser shall place orders for purchase and Seller shall sell and deliver Green Pipes in a minimum quantity of (i) 56,667 for the calendar year of 2003 (7/12 x 60,000 (original agreement ending July 2003)) + (5/12 x 52,000 (the agreement beginning August 2003)); (ii) _52,000 metric tons for each year on a calendar year basis thereafter during the term of the Agreement ("Annual Minimum Purchase Obligation"). For the purposes of Section 2 and Section 13 of this Agreement, purchases of Materials made by an Affiliate of Purchaser shall be attributed to Purchaser. The term "Affiliate" shall mean, with respect to Purchaser, any individual, firm, corporation, division, association, partnership, joint venture, limited liability company, organization or business (collectively "Entity") that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with Purchaser. For purposes of this definition, "control" means the ownership, directly or indirectly of 50% or more of the voting securities of an Entity or the possession of the power to direct, or cause the direction of, the management and policies of that Entity, whether through the ownership of voting stock, by contract or otherwise.

2.2 Subject to the provisions of Section 2.1 and Section 13, Purchaser shall use good faith efforts to place orders in monthly lot amounts that are consistent with the Annual Minimum Purchase Obligations of this agreement, with a minimum of 100 metric tons per dimension upon individual purchase orders placed by Purchaser. The Parties agree from time to time that Purchaser's monthly purchase (lot amounts) may vary based on Purchaser's good faith needs, provided, however, that without the consent of Seller, each order shall not deviate from the previous order by more than 2,000 metric tons. Purchaser's failure to place orders of Green Pipe in an amount equal to the Annual Minimum Purchase Obligation shall not constitute a default under this Supply Agreement and Seller's only remedy for that failure will be the right to receive the penalties provided for under Section 13 and no more.

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2.3      Purchaser shall be entitled to order in excess of its Annual Minimum
         Purchase Obligation up to 80,000 metric tons per year. Orders exceeding 80,000 metric tons require the prior consent of Seller.

3.       TERM AND TERMINATION

3.1 This Supply Agreement shall commence on August 1, 2003 (the "Effective Date"), and shall be concluded for an original term on July 31, 2007. This Supply Agreement shall automatically be renewed for successive one-year periods, unless terminated at the end of the original term or any renewal period in writing, subject to a six-month termination period. Nine months prior to the expiration of the original term the Parties shall meet to negotiate terms and conditions for a renewal of the Supply Agreement.

3.2 If either Party is in material default of any of its obligations under this Supply Agreement and such default continues unremedied for 90 days after written notice thereof by the Party not in default, such non-defaulting Party may cancel this Supply Agreement and/or any orders which may be affected by such default and shall have the right, in its sole discretion, to exercise all rights and remedies available to it under this Supply Agreement, including, but not limited to Section 13, or to exercise such rights and remedies as provided for in other agreements concluded between the Parties or their affiliates, including but not limited to the Operating Agreement dated July 23, 1999 concluded between VOEST-ALPINE SCHIENEN GmbH & Co KG and GRANT PRIDECO, INC.

3.3 An uncured failure to pay any amounts due to Seller under this Supply Agreement which is not contested within 90 days of submission of the invoice therefor as provided in Section 4.3 hereof shall be considered a material default by Purchaser in the meaning of Section 3.2.

3.4 Continued failure by Seller to materially meet the quality and specification requirements of the delivery requirements under this Supply Agreement or breach by Seller of the exclusivity provisions of
         Section 1.1 and Section 1.3 hereof shall be considered a material default by Seller in the meaning of Section 3.2.

3.5 Furthermore, Seller may by written notice to Purchaser forthwith terminate this Supply Agreement;

                  (a) if bankruptcy proceedings are opened against Purchaser, or Purchaser is insolvent; or

                  (b) if Purchaser or an affiliated entity no longer holds any limited partnership interest in Seller.

3.6 Furthermore, Purchaser may by written notice to Seller forthwith terminate this Supply Agreement:

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                  (a) if bankruptcy proceedings are opened against Seller, or
                  Seller is insolvent, or

                  (b) if Purchaser or an affiliated entity no longer holds any limited partnership interest in Seller.

3.7 (i) If an event of force majeure occurs, the affected Party shall promptly give notice thereof to the other Party and use its best efforts to cure or correct such event of force majeure. Seller may, during a period of shortage or delay due to any such causes, prorate its supply in such a manner as deemed equitable in the judgement of Seller. The Annual Minimum Purchase Obligation and the term of this Supply agreement as provided in Section 3.1 herein shall be adjusted accordingly based upon the duration of any force majeure event. If the event of force majeure shall continue for a period of twelve months, either Party shall have the right to forthwith terminate this Supply Agreement.

         (ii) For the purpose of the Supply Agreement "force majeure" shall mean all circumstances which are beyond the control of a Party exercising a normal standard of care and which prevents such Party from complying with its contractual obligations hereunder. Subject to the foregoing and without limiting the generality of the foregoing, the following circumstances in particular shall be regarded as force majeure: acts of God; hurricane, tornado; labor strike, lockout or other industrial disturbance; war, riot, sabotage, act of public enemy, terrorist act or gang violence, blockade; serious epidemic; earthquake or other earth movement, flood or other natural disaster; bomb blast or other explosion; fire, shortage of goods essential to a Party's performance of this Agreement, or their delay by a carrier; or, government action that prevents performance. It is explicitly agreed among the parties that any changes in market conditions or the institution of U.S. Antidumping and Countervailing Duty proceeding shall (subject to the provisions of Section 12) not be considered as force majeure events.

3.8 Any termination of this Supply Agreement will not affect any individual purchase order which may have been issued by Purchaser prior to the date of termination, unless stated otherwise herein. The provisions of Sections 8, 9, 10, 11, 12, 13, 15, and 16.3 shall survive any termination of this Supply Agreement. In case this Supply Agreement is terminated, Purchaser shall pay within 60 (sixty) days after the date of termination any still outstanding Purchase Price or penalty payments due to Seller. In the event this Supply Agreement is terminated by Purchaser pursuant to this Section 3 as a result of a material default by Seller, any penalty payments due to Seller pursuant to Section 13 accruing on or after the date of such material default shall not be paid and shall be deemed to be forfeited by Seller.

4.       PURCHASE PRICE/INVOICE

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4.1      The base purchase price for the Green Pipes is the same price utilized in the predecessor contract ("Purchase Price") and shall include European sales tax and all export taxes and duties if applicable to Green Pipes. The Purchase Price is based on Purchaser's specifications in Purchaser's specification No. 359 (1), rev. O, dated May 7, 1998. To the extent there are deviations from this specification, the Purchase Price shall be adjusted as set forth on ANNEX A, to the extent provided in ANNEX A. ANNEX B sets forth length requirements for ANNEX A. Deviations not contemplated by ANNEXES A AND B shall result in an adjustment to the Purchase Price that reflects the differential in costs of manufacture of the product from Purchaser's specification No. 359 (1). Purchaser shall consult with Seller on any change in specifications and will not request specifications which Seller cannot fulfill with commercially reasonable efforts. The Purchase Price is calculated on the basis of C.I.F. Houston in accordance with Incoterms 2000. Upon Purchaser's request, the Green Pipes shall be delivered to a destination port other than Houston. If any change in delivery terms pursuant to Purchaser's request results in a higher or lower cost to Seller, the Purchase Price shall be increased or decreased accordingly.

4.2 During the term of this Supply Agreement (including the renewal periods), the Purchase Price shall be subject to adjustment on a semi-annual basis (starting on the first day of the sixth calendar month following the Effective Date of this Supply Agreement). The adjustment shall be computed on the basis of the average of seamless alloy casing and tubing prices as reported by the Preston Pipe Report or any report replacing it at the time of order placement and shall be effected for all purchase orders given on or after the first day of the calendar month following the issuance of such Preston Pipe Report. The basis of assessment shall be the average of seamless alloy casing and tubing prices as reported in the Preston Pipe Report published in January 1999 and reflecting actual October 1998 prices. This report shall be regarded as the 100 Index. The index figure, however, is limited to upward fluctuations of not more than 5%, based on the 100 Index during the term of this Supply Agreement. Downwards fluctuations may be made, but not below the 100 Index.

4.3 Invoices will be submitted by Seller to Purchaser. Invoices will reference Purchaser's purchase order number and will contain such other information as Purchaser may reasonably request. Purchaser shall effect payment within sixty (60) calendar days after the vessel arrival in the port of destination or net 105 days from ocean bill of lading date, whichever comes first. Purchaser shall pay interest on overdue invoice payments that are not contested as provided in Section 3.3 from the due date up to the actual date of payment at the rate determined to be three percent (3%) per annum above the six months EURIBOR.

4.4 The Parties may agree from time to time to set off any amount owed by Seller to Purchaser pursuant to this Supply Agreement against any amount owed by Purchaser to Seller pursuant to this Supply Agreement.

4.5 In the event the Green Pipe being purchased by Purchaser does not meet the specifications and is rejected, Purchaser may elect to credit amounts paid for that

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         Green Pipe against other purchases or to set off against penalties due by Purchaser pursuant to Section 13 if Seller agrees to the rejection or if it is determined that the Green Pipe does not meet the required specifications.

5.       PURCHASE ORDERS

5.1 This Supply Agreement does not constitute a purchase order. Purchases under this Supply Agreement shall be made with purchase orders in a form mutually agreed upon, placed by Purchaser.

5.2 Any individual purchase order shall be acknowledged by Seller. Each order acknowledgment shall contain either Seller's confirmation of the delivery date as requested by Purchaser or Seller's own estimated delivery date, which shall be no later than 10 days after Purchaser's requested delivery date. Unless otherwise agreed to by Purchaser and Seller there shall be at least two (2) months between receipt of the purchase order and the delivery date. For the purposes of this Supply Agreement, the date on which material is delivered shall be the ocean bill of lading date.

5.3 If Seller is unable to furnish the total quantity as ordered by Purchaser, Seller shall without undue delay advise Purchaser. In such an event, Purchaser shall have the option to cancel, at no charge, within 10 days from receipt of such advice the portion of the individual purchase order which Seller is unable to furnish and the entire amount of the cancelled portion shall be credited against the Annual Minimum Purchase Obligation.

6.       DELIVERY DATES

6.1 Seller agrees to make every reasonable effort to meet the delivery dates specified by Purchaser in any purchase order. If Seller is late in the delivery of Green Pipes by 14 or more days, such late shipment shall be counted for the Purchaser's monthly orders under Section 2.1 of this Supply Agreement for both the month in which the order was placed and the following month. If Seller is late in the delivery of Green Pipes by one or more months, Purchaser shall have the option to cancel, at no charge, the portion of the individual purchase order which has not yet been delivered and the entire amount of the cancelled portion shall be credited against the Annual Minimum Purchase Obligation.

6.2 Delivery is C.I.F. Houston in accordance with Incoterms 2000. Purchaser may also request, as specified in any particular purchase order, that the delivery destination of the Material be a location other than Houston. For the calculation of the Purchase Price, Section 4.1 of this Supply Agreement shall apply.

7.       HAZARDOUS CONDITIONS

7.1 In the event that Seller or Purchaser learns of any issue relating to a potential safety hazard or unsafe condition in any of the Material, or is advised of such by competent

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         authorities of any government having jurisdiction over such Material, it will immediately advise the other Party by the most expeditious means of communication. The Parties shall cooperate in communication with the public and governmental agencies and in correcting any such condition that is found to exist.

7.2 The Parties shall consult with each other prior to making any statements to the public or to any governmental agency concerning issues related to the safety hazard or unsafe condition except in circumstances in which a failure to do so would prevent the timely notification which may be required to be given under an applicable law or regulation.

7.3 Expenses associated with the correction of a safety hazard or unsafe condition by or associated with the Material, including reasonable attorney's fees, court costs, expenses, and the like, if they become necessary, shall be borne by the Party which caused such safety hazard or unsafe condition, subject only to any other arrangement negotiated by the Parties in light of the particular facts and circumstances then existing.

8.       CONFIDENTIAL INFORMATION

         The parties understand and agree that information concerning any of the information set forth herein is confidential to each of them and shall, except as may otherwise be required by law, regulation or order, only be disclosed to unaffiliated third parties, in writing or orally, upon the specific prior written agreement of the Parties, provided, however, that if any of such terms have previously been disclosed, for any of the foregoing reasons, these terms shall no longer be treated as confidential by either Party.

9.       PATENTS

9.1 Each Party hereby represents to the other Party that, to the best of its knowledge, there are no third-party patent, trade secret, or copyright rights which would be infringed by the manufacture, use or sale of the Material to be supplied hereunder.

9.2 Each Party will defend any suit or proceeding brought against the other Party, any of its affiliates or their customers, based on a claim that the manufacture, use or sale of the Material purchased hereunder constitutes an infringement of any patent or copyright of any country or any trade secret to the extent and only to the extent such suit or proceeding is attributable to the actions or omissions by such Party; provided that each Party is notified by the other Party in writing and given authority, information and assistance for the defense of same. If, as a result of any such suit or proceeding, the use or sale of the Material purchased hereunder is enjoined, both Parties shall use their best efforts to modify any infringing Material so that it becomes non-infringing.

10.      WARRANTY

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10.1     Green Pipes manufactured by Seller for Purchaser under this Supply
         Agreement shall be of the kind and quality as provided in Section 1 of this Supply Agreement and as per the specification mutually agreed by the Parties and the applicable parts of the API standards. In case of a conflict between the specification and the API standards, the specification shall prevail. The review or approval by Purchaser of any designs, engineering drawings, quality control procedures, or any other aspect of the design and manufacture of Material hereunder shall not relieve Seller of the responsibility for producing Material which complies with the specification and all current local, state and federal governmental specifications and standards existing at the date of delivery as expressly stated and identified in the specification. Further, Seller shall be responsible for producing Material which is of good workmanship and performance and of merchantable quality. Seller also warrants that it complies with all Austrian regulations applicable to the manufacturing of Material. Seller also shall be responsible for any mill-related defects in the Material, including, but no limited to, laps, slugs, gouges, slivers and seams, detected prior to or after processing.

10.2 The warranty period extends for, and warranty claims may only be asserted in writing by Purchaser against Seller within, the first 12 months of service of the Green Pipes or within 2 years after delivery of the Green Pipes to Purchaser, whichever comes first. Warranty claims for corrosion or mechanical damage may only be asserted in writing by Purchaser against Seller within six (6) months after the Material's arrival at its port of destination.

10.3 In case Purchaser asserts warranty claims against Seller, Seller shall have the right to examine such Material within 30 calendar days. If any of the delivered Materials fails to meet the warranties set forth above, Seller shall, as promptly as practicable and at its expense, repair, replace or cause to be repaired or replaced same without undue delay. In either case, the cost of freight and handling to return or replace the Material shall be at the expense of Seller and the Seller shall reimburse Purchaser for the costs of any fabrication and reasonable additional inspection costs incurred by Purchaser in the processing of the defective Material.

10.4 In the event that a warranty claim exists and Seller has accepted to be responsible for the warranty claim, or is otherwise determined to be responsible, Seller will at Purchaser's option issue credit against future invoices or set off against due penalty payments or Seller will pay to Purchaser the amount due within 30 days receipt of a debit memorandum or some other written request for payment.

10.5 Notwithstanding any provision to the contrary, the Parties may agree to an adjustment in the Purchase Price or to a (partial) cancellation of the respective purchase order in the event of any failure or defect in the Material.

11.      PRODUCT LIABILITY

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11.1     In the event that product liability claims are asserted against Seller or Purchaser such Party will immediately advise the other Party of such claim by the most expeditious means of communication. The Parties shall cooperate in communication with the public and governmental agencies with respect to such liability claim.

11.2 Each Party shall defend any suit or proceeding brought against the other Party, any of its affiliates or their customers, based on product liability claims for which they are responsible. Unless agreed otherwise, until such time as responsibility has been determined, the Parties shall bear the costs and expenses (including, but not limited to, reasonable attorney's fees and expenses, settlements, judgments, and court costs) arising out of or related to product liability in the ratio of the value added to the finished product by each Party.

11.3 In the event a product liability claim is successfully asserted against one of the Parties, the Party which caused such defect agrees to protect, defend, hold harmless, indemnify, and reimburse the other Party and its distributors, dealers, affiliates, insurers, and customers during the term of this Supply Agreement and any time thereafter for any and all liabilities, losses, damages, costs and expenses (including but not limited to, reasonable attorney's fees and expenses, settlements, judgments, and court costs) arising out of or related to such liability, demand, lawsuit, action or claim.

11.4 If the Party which caused such defect cannot be identified, the Parties shall bear all liabilities, losses, damages, costs and expenses (including, but not limited to, reasonable attorney's fees and expenses, overhead, settlements, judgments, and court costs) arising out of or related to such liability, demand, lawsuit, action or claim in the ratio of the value added to the Green Pipe by each Party.

11.5 Both Parties shall maintain, at their own expense, appropriate insurance in the amount of at least US$ 25 million for injury, death, or property damage. Satisfactory evidence by copy of certificate of insurance thereof shall be submitted annually to the other Party upon the other Party's request. Such insurance shall be carried during the term of this Supply Agreement, including extension, and for at least three (3) years thereafter.

12.      PURCHASER'S AND SELLER'S LIABILITIES

12.1 The Parties shall consult with each other on a regular basis on procedures on how to minimize any risk with respect to the imposition of U.S. Antidumping or Countervailing Duties provided that such consultation is not in violation of law and is commercially reasonable.

12.2 To this end, Seller shall employ a special sales advisor ("Special Sales Advisor"). The appointment and dismissal of said Special Sales Advisor shall be at the recommendation of Purchaser and require the unanimous vote of the representatives of GRANT and VOEST-ALPINE SCHIENEN GmbH & Co KG to the Supervisory

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         Board of the general partner of the Seller. The Special Sales Advisor shall report to the Management Board of Seller.

12.3 If, despite these measures, a proceeding or investigation is initiated to lead to the imposition of U.S. Antidumping or Countervailing Duties on products covered by this Supply Agreement either Party may, upon written notice to the other, request a stay on the performance of the obligations under Sections 1, 2 and 13 under this Supply Agreement during the proceeding or investigation not to exceed two years; provided, however, that such Party reasonably determines that continued sales may subject the Party or the sales to the imposition of U.S. Antidumping or Countervailing Duties. During the period of the stay, all rights and obligations of the Parties under the above-referenced Sections shall cease.

12.4 At any time during the stay under Section 12.3, either Party may request that this Supply Agreement not be stayed and that Green Pipe continue to be imported into the U.S. provided that the requesting Party (i) agrees to indemnify the other Party for the additional duties or payments imposed (ii) agrees to post any required bonds and (iii) provides adequate assurances of payment for the additional duties or payments.

12.5 In the event that actual additional duties or payments are imposed, either Party may elect to terminate this Supply Agreement provided that the other Party may require the Supply Agreement not be terminated as long as such Party (i) agrees to indemnify the other Party for any additional duties or Payments imposed and (ii) provides adequate assurances of payment for the additional duties and payments.

12.6 If a proceeding or investigation is initiated threatening to lead to the imposition of U.S. Antidumping or Countervailing Duties with respect to products subject to this Supply Agreement. Purchaser shall, at its expense, defend Seller in such action. Purchaser shall be entitled to control the defense, but Seller shall be entitled to participate in the action.

12.7 This Section 12 provides for the exclusive remedies for any action by the Parties that may lead to the imposition of U.S. Antidumping or Countervailing Duties.

13.      PENALTY

13.1 Purchaser agrees to pay a penalty of EURO 43.60 for each metric ton to the extent that purchaser orders fell short of the Annual Minimum Purchase Obligation of Purchaser required under Section 2.1 based on a two (2) year average for the first two years of the Supply Agreement and a two (2) year average for the last two years of the Supply Agreement (for clarification the Parties intend to take a two year average of Materials purchased by the Purchaser during years 1 and 2 of the contract and compare the two year average to the Annual Minimum Purchase Obligation. If the average for that period is equal to or above the Annual Minimum Purchase Obligation, no penalties will be due. If the average for that period is below the Annual Minimum Purchase Obligation then a penalty will be due, which will be an

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         amount equal to: [each metric ton the average is below the Annual
         Minimum Purchase Obligation x the period averaged (2 years) x the penalty (EURO 43.60). The same calculation and averaging will be calculated for the two (2) year period comprising years 3 and 4 of the contract. Purchaser shall pay any penalties due within 30 days following the end of the two year period during which the penalties arose.

13.2 Any penalties paid pursuant to Section 13.1 may be applied by and repaid to Purchaser against separate invoices for purchases in excess of the Annual Minimum Purchase Obligation in the following two-year period. Any such penalty shall, at the request of Purchaser, be applied or repaid immediately following the year in which the purchases were in excess of the Minimum Purchase Obligations. However, the amount of the purchased Materials (over the Annual Minimum Purchase Obligation) that is used to obtain a refund of the penalty under this Section 13.2 shall not also be used in the two (2) year average under Section 13.1 for that current two (2) year period.

13.3 For calculation purposes of the penalty only, any order placed by Purchaser (or its Affiliates) which was not delivered in compliance with this Supply Agreement, shall be deducted from the Annual Minimum Purchase Obligation. In case this Supply Agreement is terminated, the penalty due for the last year prior to termination pursuant to Section
         13.1 shall be calculated on a pro rata basis.

14.      CURRENCY

         All the amount payable under this Supply Agreement that are denominated in EURO.

15.      DISPUTE RESOLUTION

         All disputes arising out of this Supply Agreement or related to its violation, termination or nullity shall be finally settled under the Rules of Arbitration and Conciliation of the International Arbitral Centre of the Austrian Federal Economic Chamber in Vienna (Vienna Rules) by three arbitrators appointed in accordance with these rules. The substantive law of Austria shall be applicable and the language to be used in the arbitral proceedings shall be English. The place of arbitration shall be Vienna, Austria.

16.      MISCELLANEOUS

16.1 Modifications of and amendments to this Supply Agreement shall be valid and binding only if made in writing.

16.2 If any provision hereof becomes invalid, this shall not effect the validity of the remaining provisions hereof.

16.3 This Supply Agreement shall be governed by and construed according to Austrian law. The application of the United Nations Convention on Contracts for the International Sale of Goods is expressly excluded.

16.4 The termination of this Supply Agreement shall not release either Party from any liability, obligation, or agreement which, pursuant to any provision of this Supply Agreement, is to survive or be performed after such expiration or termination.

16.5 This Supply Agreement has been made in the English language and has been executed in two originals with Seller and Purchaser receiving one each.

16.6 All notices, requests, consents and other communications hereunder shall be made in writing and sent by registered or certified mail or by any express mail service or courier service or by facsimile transmission (with receipt confirmed) to the parties at the addresses and numbers below:

         If to Purchaser to:

         Grant Prideco Inc.
         1330 Post Oak Blvd. Suite 2700
         Houston, Texas 77056

         Attn: President
         Telephone: 832-681-8000
         Telecopier: 832-681-8569

         With a copy to: General Counsel

         If to Seller to:

         VoestAlpine Tubulars GmbH & Co KG
         AlpinestraBe 17
         A-8652 Kindberg-Aumuhl, Austria
         Attn: ______________________
         Telephone:__________________
         Telecopier:__________________

         With a copy to:

         ___________________________
         ___________________________
         ___________________________
         Attn: ______________________
         Telephone:__________________
         Telecopier:__________________

16.7 The subject heading of this Supply Agreement are for the convenience of the Parties and shall not be considered in any question of interpretation or construction of this Supply Agreement.

IN WITNESS WHEREOF, the Parties have executed or caused to be executed this Supply Agreement as of this 1st day of August, 2003.

GRANT PRIDECO, INC.

     /s/ Dan Latham
-----------------------------------

VOESTALPINE TUBULARS Gmbh & Co KG

_____________/s/ Illegible Authorized Signatory______________

                                     ANNEX A

Part 1

1.A)     For drill pipe and casing specs, minimum quantity of 500 MT/item

         GP 359
         TCA G1-01 rev. C type 2
         Price: Euro 605 / MT
         Surcharge of 2.5% applies for lots of 250 - 499 MT
         Surcharge of 4% applies for lots of 100 - 249 MT/size

1.B)     For drill pipe and casing specs, minimum purchase of 250 MT/size.

         Price for GP 348 rev. I             Euro 641 / MT
         Price for GP 347 rev. I             Euro 634 / MT
         Price for TCA 61-01 rev. C type 7   Euro 649 / MT

         For lots of 100 - 249 MT/item a surcharge of 2.5% shall apply.

1.C)     For tubing, minimum quantity of 250 MT/size.

         Price for GP spec 359          Euro 605 / MT
         Price for GP spec 347          Euro 634 / MT
         Price for GP spec 348          Euro 641 / MT
         For lots of 100 - 249 MT a surcharge of 2.5% shall apply.

                                     ANNEX B

                            GREEN TUBE LENGTH SUMMARY

                                   DRILL PIPE

The wall thickness shown is for 95% RBW. Our new tolerance will be +1' / -1' except where we had a VA maximum length that is designated with a (VA). Grant Prideco and VA will agree to and confirm on the purchase order any non-standard lengths that might be customer specified.

ITEM       SIZE       UPSET      WALL       AIM         MIN / MAX
----       -----      -----      ----      -----     ----------------
 1         2-3/8        H        .296      31.13     30.13 / 32.13
 2         2-7/8        H        .382      31.38     30.38 / 32.38
 3         3-1/2        EU       .268      31.49     30.49 / 32.49
 4         3-1/2        H        .388      31.34     30.34 / 32.34
 5         3-1/2        H        .474      30.74     29.74 / 31.74
 6         4            H        .348      31.47     30.47 / 32.47
 7         4            H        .401      31.83     30.83 / 31.99 VA
 8         4-1/2        H        .356      31.60     30.60 / 32.60
 9         4-1/2        H        .454      32.01     31.01 / 32.15 VA
 10        5            H        .382      31.34     30.34 / 32.34
 11        5            H        .528      31.50     30.50 / 31.66 VA
 12        5            EU       .792      29.96     28.98 / 30.96
 13        5-1/2        H        .381      31.30     30.30 / 32.26 VA
 14        5-1/2        H        .438      31.55     30.55 / 32.55
 15        5-1/2        H        .792      29.86     28.86 / 30.64 VA
 16        5-7/8        H        .381      31.97     30.97 / 32.58 VA
 17        5-7/8        H        .438      30.91     29.91 / 31.72 VA
 18        5-7/8        H        .792      29.86     28.86 / 30.86
 19        6-5/8        H        .348      32.10     31.10 / 33.10
 20        6-5/8        H        .382      31.77     30.77 / 32.77